Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-65885, 333-222213, and 333-226502) on Form S-8 of our report dated June 22, 2021, relating to the financial statements as of December 31, 2020, which appears in this annual report on Form 11-K of the L.B. Foster Company 401(k) and Profit Sharing Plan for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania
June 22, 2022